Exhibit 10.76
January 31, 2014

Susan Grafton
7700 Marth Court
Edina, MN 55439

Dear Susan,

Congratulations! We are pleased to extend a conditional offer of employment for the position of Senior Vice President and Chief Accounting Officer and in this role you will be a Corporate Officer for SUPERVALU INC. (the “Company”). Your position will be located at our Eden Prairie, Minnesota location. This position reports to the Executive Vice President and Chief Financial Officer of the Company. The date you commence employment with the Company is referred to as the “Hire Date” and is anticipated to be February 17, 2014.

The specific terms of your offer are outlined here and in the accompanying “Terms and Conditions of Employment,” attached as “A” and incorporated by reference which include the restrictive covenants that will apply to you.

Base Compensation:
Your annual base salary will be $400,000.

Performance Review Date:
Your performance will be reviewed at least annually, starting in 2015.

Cash Signing Bonus:   You will be awarded a cash signing bonus in the amount of $500,000 less all applicable taxes and withholdings, and payable $250,000 within one month of the Hire Date and $250,000 within thirty (30) days following the one-year anniversary of the Hire Date. This signing bonus is subject to all applicable taxes and withholdings, and the gross amount of each installment is subject to prorated repayment based on the Hire Date should you voluntarily leave the Company within two (2) years of the Hire Date.

Make-Whole Equity Awards:   As soon as practicable on or following the first full trading day after the Hire Date on which the Company is not subject to a blackout period under its Insider Trading and Pre-Clearance Policy and as an inducement to commence employment with the Company, you will be awarded an initial stock option grant of SUPERVALU common stock with a grant date value of $175,000.  This stock option award will vest in approximately equal annual installments on the first three anniversaries of the grant date provided that you remain employed with SUPERVALU on such vesting dates. In addition, as soon as practicable following the first full trading day after the Company’s fiscal year earnings release for Fiscal 2015 and Fiscal 2016 on which the Company is not subject to a blackout period under its Insider Trading and Pre-Clearance Policy (approximately end of April of each year), you will be awarded a stock option grant of SUPERVALU common stock each with a grant date value of $87,500. These two stock option awards will vest in approximately equal annual installments on the first two anniversaries of the applicable grant date provided that you remain employed with SUPERVALU on such vesting dates. All grants will be pursuant to the terms and conditions of the Company’s 2012 Stock Plan or subsequent plan in place at the time of the grant with an exercise price equal to the closing price of a share of SUPERVALU common stock on the grant date, and with the number of shares subject to each award to be determined by the Company using a Black-Scholes methodology for determining fair market value.

In addition, as soon as practicable on or following the first full trading day after the Hire Date on which the Company is not subject to a blackout period under its Insider Trading and Pre-Clearance Policy and as part of your make-whole award, you will also be awarded restricted shares of SUPERVALU common stock with a grant date value of $125,000. This award of restricted shares will vest in approximately equal annual installments on the first three anniversaries of the grant date, provided that you remain employed with SUPERVALU on such vesting dates. Additionally, as soon as practicable following the first full trading day after the Company’s fiscal year earnings release for Fiscal 2015 and Fiscal 2016 on which the Company is not subject to a blackout period under its Insider Trading and Pre-Clearance Policy (approximately end of April of each year), you will be awarded restricted shares of SUPERVALU common stock each with a grant date value of $62,500. These awards of restricted shares will vest in approximately equal annual installments on the first two anniversaries of the applicable grant date provided that you remain employed with SUPERVALU on such vesting dates. All grants will be pursuant to the terms and conditions of the Company’s 2012 Stock Plan or subsequent plan in place at the time of the grant. The grant date value for each grant of restricted shares will be based on the closing price of a share of SUPERVALU common stock on the grant date.

Incentive Compensation:

Annual Bonus:
Your position is a bonus-eligible position under the Company’s annual bonus plan. Your position has a bonus target opportunity of 50% of annual base salary. You will be eligible to participate in the Fiscal Year 2015 annual bonus plan for the fiscal year commencing February 23, 2014. Participation in the bonus plan for Fiscal Year 2015 may be prorated based on the Hire Date.

Long-Term Incentives:
Subject to approval by the Leadership Development and Compensation (“LD&C”) Committee, you will be eligible for a long-term incentive award with a target value of $450,000 for Fiscal Year 2015. This award may be granted in a combination of stock options and restricted shares, or such other awards as determined by the LD&C Committee. This annual long-term incentive award may be granted in one or more grants during the fiscal year.

The Company, at its discretion, from time to time may change, modify, amend, or terminate the annual bonus plan or any other incentive compensation, bonus, discretionary pay or performance plans, policies, programs, or arrangements.

Non-Compete, Non-Solicitation, Confidentiality and Mandatory Arbitration :  By accepting this position, you agree to the Confidentiality, Non-Compete, and Non-Solicitation provisions contained in the “Terms and Conditions of Employment “ attached as Exhibit A, and incorporated by reference. You also agree that any and all employment disputes occurring during or after your employment with SUPERVALU are subject to mandatory arbitration. These concern important legal rights; please read carefully before accepting this offer.

Benefits:
In addition to your compensation, you will be eligible to participate in SUPERVALU’s comprehensive benefits program.

Paid Time Off:
The SUPERVALU Home Office Paid Time Off program is designed to provide you with an allotment of paid time off, allowing you the flexibility to use it for vacation, personal days, sick days, doctor’s appointments, and other excused time off. You will earn 22 days of paid time off on an annual basis.

In addition to the earned PTO hours, you will receive company holidays off with pay. Please refer to the Benefit Summary attached.

Corporate Officer of SUPERVALU Inc.:
At the January 2014 Board of Directors meeting, you were approved to serve as a Corporate Officer of the Company to be effective on the Hire Date, contingent upon your acceptance of this offer. (The offer letter executed by you should be returned to SUPERVALU immediately following your signature.) As a Corporate Officer and subject to the discretion of the Company’s Board of Directors, you will be offered a Change of Control (COC) Agreement with terms as solely designated by the Board of Directors, and you will become eligible to participate in the Company’s Executive & Officer Severance Pay Plan in effect, as it may be amended from time to time.

In addition, you will be required to comply with the Company’s Executive Stock Ownership & Retention Program. The Executive Stock Ownership and Retention Program currently requires that you begin building and maintaining a minimum number of shares of SUPERVALU common stock equal in value to one (1) times your annual base salary.

The Company, at its discretion, from time to time may change, modify, amend, or terminate the Change of Control Agreement, Executive & Officer Severance Pay Plan, and the Executive Stock Ownership and Retention Program and these plans or agreements do not constitute contracts of employment or guarantees of benefits.

Executive Deferred Compensation Plan:
Your position is eligible for participation in the Executive Deferred Compensation Plan, which is a nonqualified plan that provides favorable pre-tax deferrals of your base salary and/or annual bonus, as well as tax deferred growth and credited interest. The enrollment opportunity for this plan is offered only annually to eligible associates and occurs in November for the upcoming plan year cycle.

Leadership Council:
Your position has membership in the SUPERVALU Leadership Council. As a member, you will be invited to attend all period results calls, as well as the leadership meetings.

Post Offer Screening:
SUPERVALU participates in a Drug Free Workplace program. This offer is conditional upon your successful completion of the required drug screen and/or background check. You will be contacted regarding this screening process. Upon your successful completion, you will be contacted to confirm your Hire Date and scheduled for New Hire Orientation.

The information presented in this letter is not intended to be, nor should it be construed as a contract of employment, as SUPERVALU engages its associates on at-will-basis. This conditional offer supersedes any prior conditional offers made by SUPERVALU whether verbally or in writing.

At-Will Employment
If you accept this conditional offer, please be aware your employment would be “at-will,” meaning either you or the Company would be free to terminate the employment relationship at any time, for any reason. This offer letter is not an employment contract, direct or implied, and does not change the nature of at-will employment and does not guarantee employment for any specific length of time. Your status as an at-will employee cannot be modified except by written agreement signed by Executive Vice President, Human Resources of Supervalu.

All of us are most excited to have you join the leadership team of SUPERVALU!

If the foregoing accurately expresses our mutual understanding, please execute the enclosed copies of this letter in the space provided below, and return them to the undersigned.

Best regards,

Michele Murphy
Executive Vice President, Human Resources and Communications
SUPERVALU INC.

cc:    Bruce Besanko
Shannon Anglin

Attachment: Exhibit A

ACKNOWLEDGED and AGREED:

____/S/ Susan Grafton__________________________     1-31-14__________
Susan Grafton                                 Date

This offer is not deemed accepted until it is signed and dated by you, Susan Grafton.

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